Exhibit 99.1

LNB Bancorp, Inc. Letter to Shareholders

LORAIN, Ohio--(BUSINESS WIRE)--October 28, 2011--LNB Bancorp, Inc. sent a letter to its shareholders today.

The text of the letter follows below:

I am so pleased to get back to all of you, our shareholders, and provide you an update on the many items that we discussed at our shareholder meeting in May. I am very proud of the team’s accomplishments through the first three quarters of 2011, making great progress in an ever challenging economic environment. Our associates continue to demonstrate their ability to attract new customers and to provide outstanding customer service.

Let me highlight LNB’s performance in several key areas.

Financial Performance

Net Income in 3Q 2011 improved 29% from 3Q 2010*. Pre-provision core earnings (PPE) increased 24% as margins improved from 3.49 to 3.74. In addition, our non-interest expenses declined 5%. We continue to show strong earnings growth driven by improved revenue and reduced operating expenses.

The trends in credit quality continue to show improvement. Non-performing assets declined by 14% versus prior year and non-performing assets as a percentage of total assets declined from 3.96% to 3.35%. We also saw a decrease in delinquencies from 5.94% to 4.83%. We continue to work closely with our customers to assist them as they work through their difficult problems and deteriorating collateral values.

We continue to see solid loan growth across our various segments. Commercial loans increased 4% while consumer loan balances increased 11%. Even as we saw run off in some of our problem loans, our aggressive sales culture has allowed us to continue to show positive loan growth on our balance sheet.

Stock Price

I am as disappointed as all of you are in the current stock price of LNB. Unfortunately the entire banking sector is being punished in the market and LNB is sharing in the pain.

Through the third quarter, the bank stock index has declined 28.7%. Over that same time frame LNB stock has declined 24.5%. We are hopeful that the financial service sector will be viewed more favorably in the future. In addition, we will be more aggressive in the coming months telling our positive story to interested investors.

Community

With the challenging economic conditions that we face in our markets, it is ever more important that we focus on our community bank objective to “help our communities to succeed”. Our associates continue to give generously of their time and assets in support of our communities. They regularly volunteer at the Second Harvest Food Bank and Catholic Charities hot meal program. They generously support the Mary Lee Tucker Clothe-A-Child Program and take needy children holiday shopping. They have teamed with several other prominent local businesses to provide Thanksgiving meals across the County.

I am personally investing time in supporting job creation initiatives in the area. I am on the Board and past Chair of Team Lorain County and I am on the executive committee of Team NEO where I am involved with the organization’s implementation of Governor Kasich’s Jobs Ohio Program.

Our commitment to our communities never waivers.

I am also spending much of my time meeting with customers and I am certainly willing to meet with any of you, our shareholders, who want to discuss our company. I want to thank all of you, our shareholders, our customers, and our associates for your support in making LNB a great community bank. We view ourselves as a community asset and we are proud of what we have accomplished together. We are making great progress, and we are confident that LNB is well positioned to succeed as we emerge from these dark economic times with a strong core earnings base, energized and capable associates and a clear focus on bringing value to you, our shareholders.

Sincerely,

Daniel E. Klimas
President & CEO

Earnings	3Q 2010	3Q 2011
Net Income	$1,294,000*	$1,672,000	29% Increase
Pre-provision Core Earnings**	$3,438,000*	$4,272,000	24% Increase
Margin	3.49%	3.74%

Credit Quality	3Q 2010	3Q 2011
Non-Performing Assets	$45.8 million	$39.2 million	14% Decrease
Non-Performing Assets/Total Assets	3.96%	3.35%
Delinquencies	5.94%	4.83%

Loan Growth	3Q 2010	3Q 2011
Commercial	438,251	457,643	4% Increase
Consumer	290,106	321,699	11% Increase
Total Portfolio Loans	795,909	837,492	5% Increase

Expenses	3Q 2010	3Q 2011
Non-Interest Expenses	$8,768	$8,329	5% Decrease

*	After adjusting for the after-tax gain of $1,459,000 on the extinguishment of debt related to the exchange of trust preferred securities for common shares.
**

Pre-provision core earnings is a non-GAAP financial measure that the Company’s management believes is useful in analyzing the Company’s underlying performance trends, particularly in periods of economic stress. Pre-provision core earnings is defined as income before income tax expense, adjusted to exclude the impact of provision for loan losses and the gain on extinguishment of debt.

CONTACT:
LNB Bancorp, Inc.
Peter R. Catanese, 440-244-7126